Exhibit 99.1

Southwest Water Company Completes $150 Million Expanded Credit Facility

LOS ANGELES--(BUSINESS WIRE)--Southwest Water Company (NASDAQ: SWWC) today announced the completion of a new $150 million credit facility with a syndicate of nine banks led by Bank of America. The new five-year credit facility expires in 2013 and replaces the existing $100 million facility that was due to expire in 2010. Southwest Water expects to use the credit facility for general corporate purposes, including acquisitions.

“This new credit facility supports our plans for continued growth, lowers our borrowing costs and provides additional capital for potential acquisitions,” said Mark Swatek, Southwest Water chief executive officer and chairman. “We are pleased that we were able to establish relationships with several new commercial banks while maintaining close ties with our existing bank partners.”

Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
Southwest Water Company
DeLise Keim, VP Corporate Communications, (213) 929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, (310) 279-5969
www.pondel.com